EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT, ANVIL HOLDINGS, INC.

NAME OF CORPORATION	JURISDICTION OF INCORPORATION

Anvil Knitwear, Inc.	Delaware

Cottontops, Inc.	Delaware

A.K.H., S.A.	Honduras

Estrella Mfg. Ltda., S.A.	Honduras

Star, S.A.	Honduras

Annic, LLC, S.A.	Nicaragua

Livna, Limitada	El Salvador

CDC GmbH	Germany